Delisting Determination, The Nasdaq Stock Market, LLC, June 28, 2024, Cue Health Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Cue Health Inc., effective at the opening of the trading session on July 8, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101, 5110(b), IM-5101-1,
5250(c)(1), and 5450(a)(1)
The Company was notified of the Staff determination on May 28, 2024.
The Company did not appeal the Staff determination to the Hearings Panel. The Company securities were suspended on June 6, 2024.
The Staff determination to delist the Company securities became final on June 6, 2024.